Exhibit 99.1

For Immediate Release

MISONIX FISCAL 2021 FIRST QUARTER REVENUE RISES 59% TO $17.7 MILLION

FARMINGDALE, N.Y., November 5, 2020 — Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative products that enhance clinical outcomes, today reported unaudited financial results for the fiscal 2021 first quarter ended September 30, 2020 as summarized below:

	Three Months Ended
	September 30,
	2020	2019

Revenue	$17,735,342	$11,145,922
Gross profit	$12,624,741	$7,909,275
Gross profit percentage	71.2%	71.0%
Pretax loss	$(4,978,652)	$(2,288,508)
Income tax benefit	$-	$(4,085,000)
Net (loss) income	$(4,978,652)	$1,796,492

EBITDA (1)	$(2,921,550)	$(1,792,115)
Adjusted EBITDA (1)	$(2,155,417)	$307,444

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of this press release.

On September 27, 2019, Misonix acquired privately held Solsys Medical, LLC (“Solsys”). The actual results presented for the three months ended September 30, 2020 reflect the Company’s legacy Misonix operations as well as revenue and expenses from the acquired Solsys operations. The comparable three-month period ended September 30, 2019 reflects Misonix’s operations as well as four days from the acquired Solsys operations.

First Quarter Fiscal 2021 Highlights:

●	The novel coronavirus disease (“COVID-19”) continued to materially impact the industry and Misonix’s business in the first quarter of fiscal 2021 as elective procedures were delayed in order to treat patients affected by the COVID-19 pandemic and to allow health providers to comply with new safety measures.

●	Fiscal 2021 first quarter revenue increased 59.1% to $17.7 million, compared to $11.1 million in the fiscal 2020 first quarter. On a pro forma basis, assuming Misonix had acquired Solsys for the full fiscal 2020 first quarter, total revenue for the fiscal 2021 first quarter decreased 9.0%, and:

○	Domestic surgical revenue increased 21.5%
○	International revenue declined 35.0%
○	Wound revenue declined 12.6%

●	Gross profit percentage on sales for the fiscal 2021 first quarter remained relatively flat at 71.2%, compared with 71.0% in the fiscal 2020 first quarter.

●	Operating expenses increased $6.5 million during the fiscal 2021 first quarter as compared with the fiscal 2020 first quarter, reflecting incremental operating expenses related to Solsys Medical operations.

●	Adjusted EBITDA narrowed to a loss of $2.2 million for the fiscal 2021 first quarter.

●	Net loss for the fiscal 2021 first quarter was $5.0 million, or a loss of $0.29 per diluted share, compared to net income of $1.8 million, or net income of $0.17 per diluted share, in the fiscal 2020 first quarter.

●	In September 2020, Misonix entered into an exclusive supply and distribution agreement with Gunze Limited for TheraGenesis® Bilayer Wound Matrix, a proprietary, FDA cleared, porcine tendon derived collagen wound matrix with a silicone film layer used to treat trauma, burn and reconstructive wounds.

Stavros Vizirgianakis, Chief Executive Officer of Misonix stated, “Misonix’s fiscal 2021 first quarter financial results reflect ongoing improvements in domestic procedural volumes and continued robust sales of our next generation Nexus platform, as highlighted in the preliminary results we announced in early October. As a result, pro-forma revenues showed a marked sequential improvement, decreasing 9.0% year-over-year from a 21.6% year-over-year decline last quarter.

“I am pleased with our ability to rapidly execute on our various operational initiatives, which has helped offset many of the challenges brought on by the pandemic across almost every aspect of our business and the global healthcare industry at large. The improved results highlight our ability to continue to grow the business and maintain healthy gross margins with stronger anticipated gains, as the world reaches some level of normality through vaccinations and improved therapeutics.

“With a dedicated and talented team, a collaborative and constructive culture, continued investments in R&D and innovations, as well as the ability to partner with other great companies to bring new solutions to market, Misonix has the strength and resources to grow, and enhance shareholder value.”

Sales Performance Supplemental Data (unaudited)

	For the three months ended
	September 30,		Net change
	2020	2019	$	%
Total
Surgical	$9,099,464	$9,611,298	$(511,834)	-5.3%
Wound	8,635,878	1,534,624	7,101,254	462.7%
Total	$17,735,342	$11,145,922	$6,589,420	59.1%

Domestic:
Surgical	$6,215,171	$5,115,022	$1,100,149	21.5%
Wound	8,528,240	1,429,886	7,098,354	496.4%
Total	$14,743,411	$6,544,908	$8,198,503	125.3%

International:
Surgical	$2,884,293	$4,496,276	$(1,611,983)	-35.9%
Wound	107,638	104,738	2,900	2.8%
Total	$2,991,931	$4,601,014	$(1,609,083)	-35.0%

Joe Dwyer, Chief Financial Officer, added, “While we are encouraged by the sequential growth in revenue from $13.7 million in our fiscal fourth quarter to $17.7 million in the current quarter, we are also pleased with the results of our efforts to lower operating expenses and conserve cash. Our cash used in operations was $3.8 million in the current quarter, down from approximately $8.0 million in the second and third quarters of fiscal 2020. This led to an adjusted EBITDA loss of $2.2 million for the first quarter of fiscal 2021, compared with an average loss of $4.8 million for each of the two prior quarters, and allowed us to end the quarter with cash of $34.9 million.

“In addition, we continue to focus on achieving added cost efficiencies from our acquisition of Solsys Medical, and to drive incremental cost savings across the Company as a whole, while not sacrificing our ability to support revenue growth and bring new products and solutions to market. We believe these ongoing actions will assist with preserving our strong balance sheet and help us manage through the pandemic as a more effective and efficient company.”

Fiscal First Quarter 2021 Conference Call

Misonix will host a conference call and webcast today, Thursday, November 5, 2020, at 4:30 p.m. ET to discuss its financial results and operations and host a question and answer session. To access the conference call, interested parties may dial 866-269-4261 (domestic) or 323-347-3277 (international) conference ID 6012151. Participants may also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Misonix’s website at www.misonix.com. A webcast replay will be available for 30 days following the live event at www.misonix.com.

About Misonix, Inc.

Misonix, Inc. (Nasdaq: MSON) is a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative tissue products. Its surgical team markets and sells Nexus, BoneScalpel, and SonaStar, which facilitate precise bone sculpting and removal of soft and hard tumors and tissue, primarily in the areas of neurosurgery, orthopedic, plastic and maxillo-facial surgery. The Company’s wound team markets and sells TheraSkin, Therion, TheraGenesis and SonicOne to debride, treat and heal chronic and traumatic wounds in inpatient, outpatient and physician office sites of service. At Misonix, Better Matters! That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of products that radically improve outcomes for patients. Additional information is available on the Company’s web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements include projections regarding Misonix’s future operating results, ability to grow revenue, and ability to maintain gross profit margins. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, the impact of COVID-19, or other pandemics, including any increased rates of infection, and the impact of related governmental, individual and business responses. This includes our ability to obtain or forecast accurate surgical procedure volume in the midst of the COVID-19 pandemic; the risk that the COVID-19 pandemic could lead to further material delays and cancellations of, or reduced demand for, surgical procedures; curtailed or delayed capital spending by hospitals and surgical centers; potential closures of our facilities; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus disrupts local economies and causes economies in our key markets to enter prolonged recessions; the ability of our staff to travel to work; our ability to maintain adequate inventories and delivery capabilities; the impact on our customers and supply chain, and the impact on demand in general. These forward-looking statements are also subject to uncertainties and change resulting from delays and risks associated with the performance of contracts; risks associated with international sales and currency fluctuations; uncertainties as a result of research and development; acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy; risks involved in introducing and marketing new products; potential acquisitions; the entry of competitive products into the marketplace; consumer and industry acceptance; litigation and/or court proceedings, including the timing and monetary requirements of such activities; the timing of finding strategic partners and implementing such relationships; regulatory risks including clearance of pending and/or contemplated 510(k) filings; our ability to achieve and maintain profitability in our business lines; access to capital; and other factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking statements.

Contact:

Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com
631-694-9555

Misonix, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended
	September 30,
	2020	2019

Revenue	$17,735,342	$11,145,922
Cost of revenue	5,110,601	3,236,647
Gross profit	12,624,741	7,909,275

Operating expenses:
Selling expenses	10,969,678	5,200,582
General and administrative expenses	4,452,328	4,207,807
Research and development expenses	1,250,174	771,411
Total operating expenses	16,672,180	10,179,800
Loss from operations	(4,047,439)	(2,270,525)

Other income (expense):
Interest income	1,092	18,877
Interest expense	(933,722)	(36,097)
Other	1,417	(763)
Total other income (expense)	(931,213)	(17,983)

Loss from operations before income taxes	(4,978,652)	(2,288,508)

Income tax benefit	-	4,085,000

Net (loss) income	$(4,978,652)	$1,796,492

Net (loss) income per share:
Basic	$(0.29)	$0.18
Diluted	$(0.29)	$0.17

Weighted average shares - Basic	17,213,686	9,686,402
Weighted average shares - Diluted	17,213,686	10,213,085

Misonix, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	June 30,
	2020	2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,942,484	$37,978,809
Accounts receivable, less allowance for doubtful accounts of $4,204,537 and $2,573,968, respectively	11,727,089	11,064,768
Inventories, net	13,794,719	14,010,684
Prepaid expenses and other current assets	1,291,281	1,668,244
Total current assets	61,755,573	64,722,505

Property, plant and equipment, net of accumulated amortization and depreciation of $13,380,599 and $12,715,917, respectively	7,710,870	7,304,258
Patents, net of accumulated amortization of $1,377,417 and $1,341,976, respectively	764,968	784,318
Goodwill	108,234,664	108,310,350
Intangible assets	20,857,879	21,281,136
Lease right-of-use assets	1,322,497	1,098,830
Other assets	316,817	322,310
Total assets	$200,963,268	$203,823,707

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,904,715	$4,273,568
Accrued expenses and other current liabilities	7,129,089	7,515,751
Current portion of lease liabilities	509,105	414,058
Current portion of notes payable	7,216,324	5,099,744
Total current liabilities	19,759,233	17,303,121

Non-current liabilities:
Notes payable	37,278,924	38,595,505
Lease liabilities	858,526	723,553
Deferred tax liabilities	33,293	33,293
Other non-current liabilities	570,299	516,665
Total liabilities	58,500,275	57,172,137

Commitments and contingencies

Shareholders’ equity
Common stock, $.0001 par value; shares authorized 40,000,000; 17,377,748 and 17,369,435 shares issued and outstanding in each period	1,738	1,737
Additional paid-in capital	186,751,178	185,961,104
Accumulated deficit	(44,289,923)	(39,311,271)
Total shareholders’ equity	142,462,993	146,651,570

Total liabilities and shareholders’ equity	$200,963,268	$203,823,707

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: Pro-forma revenue, EBITDA and Adjusted EBITDA. The Company has presented pro forma revenue in this press release, which is a non-GAAP financial measurement. The Company acquired the operations of Solsys Medical at the end of its first quarter ended September 30, 2019. The Company has presented pro forma revenue to show revenue on a comparable basis as if Solsys had been acquired at the beginning of the comparative periods presented. The Company defines EBITDA as the net income (loss) as reported under GAAP, plus depreciation and amortization expense, interest expense and income tax expense (benefit). The Company defines Adjusted EBITDA as EBITDA plus non-cash stock compensation expense and M&A transaction fees. Historically, the Company excluded bad debt expense from its calculation of Adjusted EBITDA by adding bad debt expense to EBITDA. Beginning with the quarter ended September 30, 2020, the Company will no longer exclude bad debt expense from the calculation Adjusted EBITDA, and prior comparative periods will be adjusted accordingly.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate the operating performance of companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Misonix, Inc. and Subsidiaries

Reconciliation of GAAP Results to Non-GAAP Measures

(unaudited)

	Three Months Ended
	September 30,		Net Change
	2020	2019	$	%

Revenue as reported	$17,735,342	$11,145,922	$6,589,420	59.1%
Solsys revenue		8,344,795

Pro forma revenue	$17,735,342	$19,490,717	$(1,755,375)	-9.0%

	Three Months Ended
	September 30,
	2020	2019

EBITDA:
Net (loss) income	$(4,978,652)	$1,796,492
Income tax benefit	-	(4,085,000)
Depreciation and amortization	1,123,380	460,296
Interest expense	933,722	36,097
EBITDA	(2,921,550)	(1,792,115)

Non-cash stock compensation	766,133	345,084
M&A transaction fees	-	1,754,475
Adjusted EBITDA	$(2,155,417)	$307,444